Exhibit 16

Braverman International, P.C.
1255 Mc Donald Drive
Prescott, AZ 86303
Tel (928) 771-1122
Fax (928) 777-8378

June 7, 2006

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Braverman International, P.C. was previously principal accountant for FUSA Captial Corporation (the "Company") and reported on the consolidated financial statements of the Company for the years ended December 31, 2005 and 2004. Effective April 28, 2006, we were terminated by the Company as it’s independent auditor. We have read the Company's statements included under Item 4 of its Form 8-K dated June 7, 2006, and we agree with such statements except that we cannot confirm or deny that the appointment of Moore & Associates, Chartered was approved by the Board of Directors, or that they were not consulted prior to their appointment as auditors. We were not contacted by Moore & Associates, Chartered, either orally or in writing, prior to their appointment as required under SAS 84.

Very truly yours,

/s/Braverman International, P.C.
Bravernman International, P.C.